State of Delaware
Secretary of State
Division of Corporations
Delivered 06:40 PM 11/12/2014
FILED 06:40 PM 11/12/2014
SRV 141403234 - 4902919 FILE

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF PROPANC HEALTH GROUP CORPORATION

PROPANC HEALTH GROUP CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "**Corporation**"), does hereby certify that:

FIRST: That at a meeting of the Board of Directors of PROPANC HEALTH GROUP CORPORATION resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

To increase the authorized shares of common stock, par value $0.001 per share, from 100,000,000 to 10,000,000,000 shares.

The authorized preferred shares shall remain at 10,000,000 shares, par value of $0.01.

Such as: the total number of shares the company is authorized to issue is 10,010,000,000, of which 10,000,000,000 are common with the par value $0.001 and 10,000,000 are preferred with par value $0.01

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this _11th____ day of _November__, 2014.

By: /s/James Nathanielsz

1407406.1

Name: James Nathanielsz
Title: Chief Executive Officer